Exhibit 5.1

May 30, 2023

Teladoc Health, Inc.

2 Manhattanville Road, Suite 203

Purchase, NY 10577

Ladies and Gentlemen:

I have acted as counsel to Teladoc Health, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-253705), the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-249892), the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-219275) and the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-205568) (collectively, the “Post-Effective Amendments”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). The Post-Effective Amendments relate to the registration under the Act of up to 5,892,187 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), issuable pursuant to the Teladoc Health, Inc. 2023 Incentive Award Plan (the “2023 Plan”) and any additional Shares that become available for awards under the 2023 Plan as a result of forfeiture, expiration, termination or cancellation of awards previously granted under the Teladoc Health, Inc. 2015 Incentive Award Plan (as amended and restated effective May 25, 2017) (the “2015 Plan”), the Teladoc Health, Inc. Livongo Acquisition Incentive Award Plan (the “Livongo Plan”), the Teladoc Health, Inc. 2017 Employment Inducement Incentive Award Plan (as amended on July 11, 2017) (the “2017 Plan”) and the Teladoc, Inc. Second Amended and Restated Stock Incentive Plan (together with the 2015 Plan, the Livongo Plan, the 2017 Plan and the 2023 Plan, the “Plans”).

In connection with the furnishing of this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the Post-Effective Amendments and the Plans. In addition, I have examined (i) such corporate records of the Company that I have considered appropriate, including a copy of the certificate of incorporation, as amended and restated, and the bylaws, as amended and restated, of the Company, and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, and (ii) such other certificates, agreements and documents that I deemed relevant and necessary as a basis for the opinion expressed below. I have also relied upon certificates of public officials and the officers of the Company.

In my examination of the documents referred to above, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by me, the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that I have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for in accordance with the terms of the 2023 Plan, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. My opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. I hereby consent to use of this opinion as an exhibit to the Post-Effective Amendments. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Adam C. Vandervoort

Adam C. Vandervoort
Chief Legal Officer